                                                                    EXHIBIT 99.1


                         (XETA TECHNOLOGIES, INC. LOGO)
--------------------------------------------------------------------------------

NEWS RELEASE

Date:    August 19, 2003
         FOR IMMEDIATE RELEASE

Contact: Cheryl Moll
         XETA Technologies
         (918) 879-9308


                    XETA TECHNOLOGIES' EARNINGS NEARLY TRIPLE


BROKEN ARROW, OK. --XETA Technologies (NASDAQ: XETA) today reported earnings for the third fiscal quarter ended July 31, 2003 of $0.376 million, or $0.04 per share (diluted) on revenues of $12.9 million. This compares to earnings of $0.129 million, or $0.01 per share (diluted) on revenues of $12.8 million for the third quarter of 2002.

The Company also reported nine months year-to-date earnings of $1.180 million, or $0.12 per share (diluted) on revenues of $40.1 million. In the comparable nine months of 2002, earnings were $0.412 million, or $0.04 per share (diluted) on revenues of $39.1 million.

These reported quarter and year-to-date earnings are nearly triple those of last year's third quarter and year-to-date and are at the upper end of the previously projected range announced by the Company.

During the quarter, the Company sliced its debt nearly in half by using cash on hand and positive cash flows from operations. After reductions of $7.5 million, total debt outstanding at July 31, 2003 was $7.7 million, of which only $3.6 million is acquisition-related debt, and is expected to be retired in approximately 14 months. The remaining debt represents a mortgage on the Company's headquarters building and advances under its working capital line of credit. At July 31, the Company had approximately $5.7 million in remaining availability under the line of credit.

"We are pleased with these results and continue to make good progress in executing our long range business plans," stated Larry Patterson, Sr. Vice President, Sales and Marketing. "We remain focused on broadening our customer base, managing costs to maintain profitability, and continue to build strong customer relationships. During the quarter we saw increased activity in the new Avaya midmarket sales group and expect to see positive results in the current quarter. We are also on schedule in implementing our new Nortel Networks business plan and expect to see positive financial contribution from this initiative early next year."

According to Jack Ingram, President and CEO, "These outstanding 300% year-over-year earnings comparisons and 50% debt reduction during the quarter reflect the benefits of our careful management in navigating what continues to be a challenging economic and capital spending business environment. I am especially pleased that we have also been able to add potentially significant growth engines with our Avaya midmarket build-up and our entry into the Nortel Networks business community. Both of these initiatives encompass great synergistic potential. They should serve us well in the future and afford reason for great excitement once the economy truly begins to rebound."

Ingram continued, "On the macro-economic front, it appears that capital spending may be on the increase, however, we have yet to see clear signs of such in our sector. Overall we are optimistic that a recovery will ultimately begin to flourish, but until then we will continue to execute the cautious cost control strategies that have served us well so far during this downturn. We are setting earnings expectations for the fourth quarter at 1 to 5 cents per share."

XETA Technologies will host a conference call to discuss fiscal 2003 third quarter operating results at 10 a.m. CDST on Wednesday, August 20. The media, analysts and investors are invited to participate by dialing 800-450-0785. A replay of the call will be available from 1:30 p.m. on August 20 until 11:59 p.m. on August 27 by dialing 800-475-6701, access code 695694.

                                                                    Quarter Ending July 31       Nine Months Ending July 31
                                                                    ----------------------       --------------------------
                                                                     2003           2002           2003             2002
                                                                    ------         ------         ------           ------
Sales                                        Systems                 6,851          6,626         21,586           20,144
                                             Services                5,703          6,181         17,425           18,571
                                             Other                     356              0          1,096              415
                                             Total                  12,910         12,807         40,107           39,130

                                             Systems                   29%            13%            29%              24%
Gross Profit Margins                         (w/o res adj)             n/a            23%            n/a              28%
                                             Services                  29%            27%            29%              24%
                                             Other                     85%              -            64%              30%
                                             Corp COGS                 -3%            -3%            -3%              -3%
                                             Overall                   28%            17%            27%              21%
                                             (w/o res adj)             n/a            23%            n/a              23%

                                                                     2,818          2,206          8,601            7,626
Operating Expense                            (w/o res adj)             n/a          2,906            n/a            8,326

Income from Operations                                                 742            -67          2,316              686
Interest and Other Expense                                            -125            279           -376               -7

Net Income After Tax                                                   376            129          1,180              412
Basic Earnings Per Share                                             $0.04          $0.01          $0.12            $0.04
Diluted Earnings Per Share                                           $0.04          $0.01          $0.12            $0.04
Wt. Avg. Common Shares Outstanding                                   9,878          9,380          9,769            9,286
Wt. Avg. Common Equivalent Shares                                   10,003          9,845          9,932            9,884

                (The information is presented in thousands except
                        percentages and per-share data.)

                                                                               July 31, 2003       October 31, 2002
                                                                               -------------       ----------------
Assets              Current              Cash                                        604                 1,967
                                         Receivables (net)                         7,291                 9,479
                                         Inventories (net)                         5,706                 7,801
                                         Other                                     1,558                 2,969
                                         Subtotal                                 15,159                22,216

                    Non-Current          Receivables (net)                           720                   519
                                         PPE (net)                                10,388                10,458
                                         Goodwill                                 25,741                25,782
                                         Capitalized Software                        103                   238
                                         Other                                       125                   171
                                         Subtotal                                 37,077                37,168

                    Total Assets                                                  52,236                59,384


Liabilities         Current              Notes Payable                             3,288                 3,288
                                         Revolving Line of Credit                  1,800                     0
                                         Accounts Payable                          3,755                 6,119
                                         Unearned Revenue                          2,003                 2,079
                                         Accrued Liabilities                       2,403                 2,150
                                         Subtotal                                 13,249                13,636

                    Non-Current          Long Term Debt                            2,599                11,565
                                         Other                                     2,172                 1,662
                                         Subtotal                                  4,771                13,227

                    Total Liabilities                                             18,020                26,863


Equity                                                                            34,216                32,521

                   (The information is presented in thousands)


                                      # # #
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ABOUT XETA TECHNOLOGIES

XETA Technologies is a leading communications integrator with sales and service locations nationwide, serving national business clients in sales, consulting, engineering, project management, installation and service support. Through internal growth and corporate acquisitions, XETA is a frontrunner in the emerging, highly technical world of converged communications solutions for voice, data and video applications. XETA is one of the largest integrators of Avaya voice and data systems and has recently added the Nortel Networks product line of voice and data solutions. XETA is also the largest distributor for Hitachi's PBX group.

XETA Technologies has been recognized by Fortune Small Business magazine's Top 100 Fastest-Growing Companies, Fortune magazine's "100 Fastest-Growing Companies," Forbes magazine's "Best 200 Small Companies in America" and BusinessWeek's "Top 100 Hot Growth Companies." For more information about XETA Technologies, visit www.xeta.com.

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This news release contains forward-looking statements that are made subject to the provisions of the Private Securities Litigation Reform Act of 1995. These statements include statements concerning the Company's expected or anticipated results from its mid-market initiatives and its Nortel Networks business plan; earnings expectations for the fourth quarter of fiscal 2003; and macro-economic conditions. These and other forward-looking statements (generally identified by such words as "expects," "plans," "believes," "anticipates," "could,""should," and similar words or expressions) reflect management's current expectations, assumptions, and beliefs based upon information currently available to management. Investors are cautioned that all forward-looking statements are subject to certain risks and uncertainties which are difficult to predict and that could cause actual results to differ materially from those projected. These risks and uncertainties include, but are not limited to, the Company's ability to successfully exploit the Nortel Networks market, the overall health of the U.S. economy and the telecommunications market specifically, the long-term success of the Company's growth strategies, the Company's ability to manage its bank debt and meet its covenant requirements, market acceptance of and demand for the Company's product and service offerings, inflation, competition, and the availability and retention of sales professionals and trained technicians. Additional factors which could affect actual results are described in the section entitled "Outlook and Risk Factors" contained in the Company's Form 10-K for its fiscal year ended October 31, 2002 and Form 10-Q for its quarters ended January 31, 2003 and April 30, 2003.